                                                                    Exhibit 99.1

                            WTT Acquires Microlab/FXR

         PARAMUS, N.J.--(BUSINESS WIRE)--Jan. 3, 2002--Wireless Telecom Group, Inc. (AMEX Symbol: WTT) announced today that it has acquired Microlab/FXR, a leading supplier of components for the wireless infrastructure industry, for a net purchase price of $3.8 million in cash.

         Microlab/FXR had over $5 million in revenue in 2000 and will exceed $7 million for 2001.

         "We are extremely pleased to add Microlab/FXR to our growing corporate family, providing solutions to the world's leading technology companies. Microlab/FXR has a proven product line that supports not only the commercial wireless infrastructure market, but also military and aerospace markets. Microlab/FXR recently introduced new products that have superior performance in certain key parameters, such as loss and signal interference, which are becoming increasingly critical as wireless use escalates. This makes them a preferred choice for customers," said Edward Garcia, President and CEO of Wireless Telecom Group, Inc. "Additionally, adding WTT's capital and corporate philosophies to Microlab/FXR should provide additional avenues for Microlab/FXR to grow. Our ability to acquire complementary companies at this time, when corporate valuations have dropped and the overall technology market continues to be uncertain, is a strategy that we feel is advantageous for our shareholders and us. We look forward to the mutual benefits that this merger should bring to Microlab/FXR and Wireless."

         Wireless Telecom Group, Inc. is a global provider of electronic noise generation equipment and a leader in the manufacture of test equipment dedicated to measuring power of RF and Microwave systems used in multiple telecommunication markets.

         Microlab/FXR is a global provider of passive microwave components including power splitters, directional couplers and filters. These products are employed as system components in commercial applications such as wireless base stations for cellular, paging and private communications, in-building wireless signal distribution, television transmitters and aircraft navigation landing systems. Microlab/FXR products are also used in military systems such as electronic countermeasures and missile guidance.

         Except for historical information, the matters discussed in this news release may be considered "forward-looking" statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include declarations regarding the intent, belief or current expectations of the Company and its management. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties that could materially affect actual results. Such risks and uncertainties are identified in the Company's reports and registration statements filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2000 and Forms 10-Q for 2001.

                      CONTACT: Wireless Telecom Group, Inc.
                            Reed DuBow, 201/261-8797